                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   EDUCATIONAL INSIGHTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                           EDUCATIONAL INSIGHTS, INC.
                              16941 KEEGAN AVENUE
                            CARSON, CALIFORNIA 90746
                                 (310) 884-2000

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 27, 1997

To the Shareholders of EDUCATIONAL INSIGHTS, INC.:

    You are cordially invited to attend the Annual Meeting of Shareholders of Educational Insights, Inc., a California corporation (the "Company"), which will be held at the Company's Corporate Offices, 16941 Keegan Avenue, Carson, California, at 10:00 a.m., California time, on Friday, June 27, 1997, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

        1. To elect a board of five directors to serve until the next annual meeting of the Company's shareholders and until their successors have been elected and qualify;

        2. To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1997; and

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record of the Company's common stock at the close of business on May 14, 1997, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

    THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY SHAREHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Jay Cutler

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Carson, California

May 23, 1997

                           EDUCATIONAL INSIGHTS, INC.
                              16941 KEEGAN AVENUE
                            CARSON, CALIFORNIA 90746
                                 (310) 884-2000

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

          APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS:
                                  MAY 23 1997

                            ------------------------

    The following information is in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Educational Insights, Inc., a California corporation (the "Company"), to be held at the Company's Corporate Offices, 16941 Keegan Avenue, Carson, California, at 10:00 a.m., California time, on Friday, June 27, 1997, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

                     SOLICITATION AND REVOCATION OF PROXIES

    A form of proxy is being furnished herewith by the Company to each shareholder, and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. Members of the Management of the Company may also solicit some shareholders in person, or by telephone, telegraph or telecopy, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

    Proxies duly executed and returned by shareholders and received by the Company before the Meeting will be voted FOR the election of all five of the nominee-directors specified herein and FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1997, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company and each of them is a director of the Company.

    Under the Company's bylaws and California law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposal to ratify the selection of Deloitte & Touche LLP will have no effect on the vote for such proposal except to the extent the number of abstentions causes the number of shares voted in favor of the proposal not to equal or exceed a majority of the quorum required for the Meeting (in which case the proposal would not be approved).

    Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by either (a) a later-dated proxy,
(b) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (c) attendance at the Meeting and voting in person.

                   VOTING SECURITIES AND CERTAIN SHAREHOLDERS

    The Company has outstanding only common stock, of which 7,040,000 shares were outstanding as of the close of business on May 14, 1997 (the "Record Date"). Only shareholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of common stock is entitled to one vote.

    Representation at the Meeting by the holders of a majority of the outstanding common stock of the Company, either by personal attendance or by proxy, will constitute a quorum.

    The following table sets forth information as to the beneficial ownership of the Company's common stock by all directors and the persons identified in the Summary Compensation Table, as well as by directors and executive officers of the Company as a group and, to the best of the Company's knowledge, beneficial owners of 5% or more of the Company's common stock. Except as indicated below, the information in the following table is based on ownership of the Company's common stock as of the Record Date.

                                                                    AMOUNT AND
                                                                    NATURE OF
                                                                    BENEFICIAL    PERCENT OF
 TITLE OF CLASS              NAME OF BENEFICIAL OWNER              OWNERSHIP(1)    CLASS(2)
-----------------  ---------------------------------------------  --------------  -----------
DIRECTORS:

Common Stock       Burton Cutler                                    2,340,000(3)      33.24%
Common Stock       Jay Cutler                                       1,155,230(4)      16.41%
Common Stock       G. Reid Calcott                                     48,828(5)       *
Common Stock       Gerald Bronstein                                    10,000          *
Common Stock       Courtney V. Moe                                     20,000          *

NON-DIRECTOR EXECUTIVE OFFICERS:

Common Stock       James B. Whitney                                    28,908(6)       *
Common Stock       Dennis J. Graham                                    21,028(7)       *
Common Stock       All directors and executive officers as a        3,623,994         50.99%
                   group (7 persons)

5% SHAREHOLDERS:

Common Stock       Burton Cutler                                    2,340,000(3)      33.24%
                   Diana P. Cutler
                   16941 Keegan Avenue
                   Carson, CA 90746

Common Stock       Jay Cutler                                       1,155,230(4)      16.41%
                   Karen Duncan Cutler
                   16941 Keegan Avenue
                   Carson, CA 90746

                                                                    AMOUNT AND
                                                                    NATURE OF
                                                                    BENEFICIAL    PERCENT OF
 TITLE OF CLASS              NAME OF BENEFICIAL OWNER              OWNERSHIP(1)    CLASS(2)
-----------------  ---------------------------------------------  --------------  -----------
Common Stock       Carol Joan Csapo                                   600,000          8.52%
                   438 N. Hidalgo
                   Alhambra, CA 90801

Common Stock       Peter A. Moncado                                   600,000(8)       8.52%
                   Corey Cutler Moncado
                   1656 Avenida Cherylita
                   El Cajon, CA 92020

Common Stock       AWM Investment Company, Inc.                       428,600(9)       6.09%
                   153 East 53rd Street
                   51st Floor
                   New York, NY 10022

------------------------

(1) Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named person has the sole voting and investment power with respect to such person's shares (other than shares subject to options). The amount of beneficially owned shares includes, with respect to each named person or group, the number of shares of common stock, if any, which the shareholder has the right to acquire within 60 days of the Record Date.

(2) Percent of class is based on the number of shares outstanding on the Record Date plus, with respect to each named person or group, the number of shares of common stock, if any, which the shareholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

(3) Shares are held by Burton Cutler and Diana P. Cutler as Trustees of the Cutler Family Living Trust, which Trustees have the power to own, hold, vote, sell, transfer, encumber and receive distributions with respect to such shares.

(4) Shares are held by Jay Cutler and Karen Duncan Cutler as Trustees of the Cutler Family Trust, which Trustees have the power to own, hold, vote, sell, transfer, encumber and receive distributions with respect to such shares.

(5) Includes 20,828 shares which are issuable upon exercise of options.

(6) Includes 25,408 shares which are issuable upon exercise of options.

(7) Includes 20,828 shares which are issuable upon exercise of options.

(8) Shares are held by Peter A. Moncado and Corey Cutler Moncado as Trustees of the Peter Anthony Moncado and Corey Cutler Moncado Family Trust dated December 2, 1994, which Trustees have the power to own, hold, vote, sell, transfer, encumber and receive distributions with respect to such shares.

(9) Number of shares is based on information contained in a Form 13G filed by the named shareholder with the Securities and Exchange Commission in February 1997 with respect to such shareholder's stock ownership as of December 31, 1996.

    The Company knows of no contractual arrangements which may at a subsequent date result in a change of control of the Company.

                      NOMINATION AND ELECTION OF DIRECTORS

    The Company's directors are to be elected at each annual meeting of shareholders. At this Meeting, five directors are to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualify. The nominees for election as directors at this Meeting set forth in the table below are all recommended by the Board of Directors of the Company. All of the nominated directors were elected by the shareholders.

    In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company's existing Board of Directors.

    The five nominee-directors receiving the highest number of votes cast at the Meeting will be elected as the Company's directors to serve until the next annual meeting of shareholders and until their successors are elected and qualify. Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of the Company's directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate's name has been placed in nomination prior to the vote and the shareholder has given notice at the Meeting, prior to the voting, of the shareholder's intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

    The following table sets forth certain information concerning the nominees for election as directors (all of such nominees being continuing members of the Company's present Board of Directors):

        NOMINEE(1)                               PRINCIPAL OCCUPATION                          AGE
---------------------------  ------------------------------------------------------------      ---
Burton Cutler (2)            Chairman of the Board                                                 70
Jay Cutler                   President and Chief Executive Officer                                 45
G. Reid Calcott (3)          Vice Chairman, Chief Operating and Financial Officer                  58
Gerald Bronstein (2)(3)      Chairman of the Board of Bomaine Corporation                          69
Courtney V. Moe (2)(3)       Private Investor                                                      63

------------------------

(1) The Company does not have a nominating committee of the Board of Directors. The nominees for election as directors at the Meeting were selected by the Board of Directors of the Company.

(2) Member of the compensation committee of the Board of Directors of the Company, currently consisting of three directors, one of whom was an employee of the Company until his resignation as an employee in June 1996, which held two meetings during the last fiscal year of the Company. The compensation committee was created in July 1994 and reviews the performance of the chief executive officer of the Company and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the Educational Insights, Inc. Stock Awards Plan.

(3) Member of the audit committee of the Board of Directors of the Company, currently consisting of three directors, one of whom is an employee of the Company, which held two meetings during the last fiscal year of the Company. The audit committee was created in July 1994 and reviews, acts on, and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent public accountants, the scope of the annual audits, the nature of nonaudit services, and fees to be paid to the independent public accountants, the performance of the Company's independent public accountants, and the accounting practices of the Company.

    Burton Cutler is one of the founders of the Company and has been Chairman of the Board of Directors since the Company's inception in 1962. Mr. Cutler also served as the Company's principal executive officer from its formation until 1992. Since 1991, Mr. Cutler has been providing part-time services to the Company and expects to continue that degree of effort into the foreseeable future.

    Jay Cutler has been employed by the Company since 1975, became a director in 1982 and began serving as President of the Company in 1991. In 1992 he also become Chief Executive Offer. Prior to 1991, Mr. Cutler served as the Company's Vice President, Production, and was responsible for overseeing and controlling the development, introduction and production of the Company's products. Jay Cutler is the son of Burton Cutler.

    G. Reid Calcott was appointed as Chief Operating Officer of the Company in 1996. Prior to that Mr. Calcott had been appointed Chief Financial Officer in 1993 and was elected as a director effective January 1, 1994. From 1988 until 1993, Mr. Calcott served as a general management consultant to the Company. Mr. Calcott owns and monitors the business operations of California Quality Plastics, Inc., a producer of plastic products, and provides consulting services to and owns an interest in Robertson American of Mississippi, Inc., a ceramic casting company. Although he devotes substantially all of his time to serving as a director and the Chief Operating Officer of the Company, he is an officer and director of each of these two corporations.

    Gerald Bronstein was elected as a director of the Company on July 15, 1994. For more than the last five years Mr. Bronstein has been a major shareholder and served as Chairman of the Board of Bomaine Corporation, a manufacturer of home furnishings.

    Courtney V. Moe was elected as a Director of the Company on July 15, 1994. For more than the last five years, Mr. Moe has served on various boards, some of them on companies in which he has been an investor. Prior to that, he founded and subsequently sold Mobex Corporation, a manufacturing company.

    There were six meetings of the Board of Directors of the Company during the last fiscal year of the Company. Each of the directors of the Company attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the period in which he was a director and the total number of meetings held by all committees of the Board of Directors on which he served during such period.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company receive $1,000 for each formal meeting of the Board of Directors. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at Board and committee meetings. See "Compensation Committee Interlocks and Insider Participation" for information regarding certain transactions between the Company and members of the Board of Directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth information concerning compensation of the principal executive officer of the Company and the three other executive officers of the Company for each of the last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                      ANNUAL          -------------
                                                                  COMPENSATION(1)         STOCK
                                                               ---------------------     OPTION          ALL OTHER
           NAME AND PRINCIPAL POSITION                YEAR       SALARY      BONUS      GRANTS(2)     COMPENSATION(3)
--------------------------------------------------  ---------  ----------  ---------  -------------  -----------------
Jay Cutler                                               1996  $  150,000     --           --            $   1,479
  President & CEO                                        1995     150,000     --           --                1,421
                                                         1994     150,000     --           --                9,230

James B. Whitney                                         1996     151,239     --            5,000            1,397
  Vice President, Marketing                              1995     147,850     --           --                1,397
                                                         1994     140,115     20,000       10,000            9,451

Dennis J. Graham                                         1996     129,548     --            5,000            1,266
  Vice President, Business                               1995     123,672     --           --                1,134
  Development                                            1994     119,202     17,000        7,500            1,134

G. Reid Calcott                                          1996     116,000     --           15,000              826
  Chief Operating Officer                                1995     104,000     --           --                1,250
                                                         1994     103,202     20,000        7,500            5,820

------------------------

(1) Perquisites and other personal benefits did not in the aggregate equal or exceed the lesser of $50,000 for any named individual or 10 percent of the total of annual salary and bonus reported in this table for such person.

(2) The amounts in the table represent shares of the Company's common stock covered by stock options granted to the named individual under the Educational Insights, Inc. Stock Awards Plan.

(3) The amounts shown in this column represent (i) the Company's matching contributions to the Educational Insights, Inc. Savings and Retirement Plan for Jay Cutler, James Whitney, Dennis Graham, and G. Reid Calcott in the amounts of $1,269, $1,187, $1,056 and $634, respectively, in 1996, $1,211,
    $1,187, $924 and $1,040, respectively, in 1995 and $1,320, $1,541, $924 and
    $520, respectively, in 1994, (ii) group term life insurance premiums paid for Jay Cutler, James Whitney and Dennis Graham in the amounts of $210 per person in each of 1996, 1995 and 1994, and for G. Reid Calcott in the amount of $193 in 1996, and (iii) Company contributions to the Educational Insights, Inc. Profit Sharing Plan and Trust, a qualified defined contribution/deferred compensation plan covering substantially all of its employees, who are eligible to participate after one year of service; there were no Company contributions in 1996 or 1995. Company contributions for Jay Cutler, James Whitney, Dennis Graham and G. Reid Calcott amounted to $7,700, $7,700, $7,000 and $5,300, respectively, in 1994. The exact amounts of the Company's contribution to the defined contribution/deferred compensation plan for the named employees do not include any reallocation of forfeitures under such plan for 1994 as such amounts would not be significant.

OPTION GRANTS DURING FISCAL 1996

    The following table sets forth information on grants of stock options pursuant to the Educational Insights, Inc. Stock Awards Plan during the fiscal year ended December 31, 1996, to the officers identified in the Summary Compensation Table:

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                                                                                           STOCK PRICE
                                    % OF TOTAL OPTIONS                                   APPRECIATION FOR
                                        GRANTED TO                                        OPTION TERM(4)
                        OPTIONS        EMPLOYEES IN       EXERCISE                     --------------------
        NAME            GRANTED          1996(2)          PRICE(3)    EXPIRATION DATE     5%         10%
--------------------  -----------  --------------------  -----------  ---------------  ---------  ---------
Jay Cutler                --                --               --             --            --         --

James B. Whitney           5,000             7.9%         $    1.87        12/16/06    $   5,900  $  14,900

Dennis J. Graham           5,000             7.9%         $    1.87        12/16/06    $   5,900  $  14,900

G. Reid Calcott           15,000            23.6%         $    1.87        12/16/06    $  17,700  $  44,800

------------------------

(1) The amounts in the table represent shares of the Company's common stock covered by stock options granted to the named individual under the Educational Insights, Inc. Employee Stock Awards Plan. Each option becomes exerciseable on a cumulative basis as to one-third of the option shares two years after the date of grant and as to an additional one-third of the option shares each one year interval thereafter.

(2) The percentages represent the number of shares of Company common stock covered by the options granted to the named individual during the last completed fiscal year of the Company compared to the total number of shares of the Company common stock covered by all options granted by the Company to employees of the Company during such year.

(3) The exercise price of each option is the market price of the common stock of the Company on the date of grant.

(4) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five and ten percent compound annual rate over the ten year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Proxy Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.

OPTION EXERCISES IN FISCAL 1996 AND YEAR-END OPTION VALUES

    The following table sets forth information concerning stock options which were exercised during, or held at the end of, the fiscal year ended December 31, 1996 by the officers named in the Summary Compensation Table:

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                            NUMBER OF                VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                          SHARES                      AT FISCAL YEAR END(1)         AT FISCAL YEAR END(2)
                         ACQUIRED         VALUE     --------------------------  ------------------------------
        NAME            ON EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------  ---------------  -----------  -----------  -------------  ---------------  -------------
Jay Cutler                  --             --           --            --              --              --

James B. Whitney            --             --           25,408        16,802       $       0       $   1,875

Dennis J. Graham            --             --           20,828        14,442               0           1,875

G. Reid Calcott             --             --           20,828        24,442               0           5,625

------------------------

(1) Shares of common stock.

(2) Valued based on the closing price of the Company's Common Stock of $2.25 per share on December 31, 1996 and the applicable exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee of the Company are Burton Cutler, Gerald Bronstein, and Courtney V. Moe. Each of the members of the Compensation Committee has served in such capacity since the date of creation of the Compensation Committee in July 1994. Aside from Burton Cutler, who is the Chairman of the Board of the Company, no member of the Compensation Committee is now, or was at any time during the last completed fiscal year of the Company, an officer or employee of the Company. Prior to the creation of the Compensation Committee in July 1994, the Board of Directors of the Company determined the compensation for the executive officers of the Company. Burton Cutler, Jay Cutler and G. Reid Calcott were executive officers and were on the Board of Directors during 1994. During the 1995 and 1994 fiscal years, no executive officer of the Company served as a member of the compensation committee (or its equivalent) or as a director of any entity whose executive officers served on either the Compensation Committee or the Board of Directors of the Company.

    The Company entered into a tax indemnity agreement with each shareholder of the Company at the close of business on April 14, 1994, which shareholders include Burton and Diana P. Cutler, Jay Cutler and Karen Duncan Cutler as Trustees of the Cutler Family Trust, Peter A. Moncado and Corey Cutler Moncado as Trustees of the Peter Anthony Moncado and Corey Cutler Moncado Family Trust dated December 2, 1994, and Carol Joan Csapo, pursuant to which the Company agreed to indemnify such shareholders and the shareholders agreed to indemnify the Company against certain income tax consequences which may occur if a taxing authority unexpectedly adjusts the allocations of Company income between tax periods prior to the termination of the Company's S Corporation election and tax periods after such event.

    The Company's Tennessee distribution facility (the "Tennessee Facility") is owned by Karen Duncan Cutler and Jay Cutler, the Company's President, and leased to the Company pursuant to the terms of an Industrial Real Estate Lease dated April 21, 1992 (the "Tennessee Lease"). The Tennessee Lease is for an initial term of ten years and terminates on April 20, 2002. Base rental payments for the Tennessee Facility are $20,000 per month until April 1995, $17,500 per month until April 1999 and $14,000 per month for the remainder of the Tennessee Lease term. In addition to the base rent, the Company is responsible for paying property taxes, insurance and maintenance expenses for the leased premises. The Tennessee Facility was expanded by approximately 42,000 square feet in 1995. This expansion was financed by Jay and Karen Cutler, as owners of the property. Upon completion of the expansion of the Tennessee Facility in mid-1995, payments under the Tennessee Lease were increased by $7,820 per month to amortize the costs of the expansion over the term of the Tennessee Lease. Total rent payments with respect to the Tennessee Lease were $304,000, $271,617 and $240,000 in 1996, 1995 and
1994, respectively. The Company believes that the terms of the Tennessee Lease are at least as favorable as those that would have been available to the Company in a third-party transaction.

    Pursuant to the terms of an Agreement of Unconditional Guaranty, dated April 21, 1992, the Company has guaranteed the obligations of Jay Cutler and Karen Duncan Cutler incurred in connection with the acquisition of the Tennessee Facility. These obligations bear interest at a rate of 8% per annum. The initial aggregate principal amount of such obligations was $1,000,000.

    Stanley Cutler, an electronic engineer and the brother of Burton Cutler, assisted in the design and development of certain of the Company's electronic learning aids, most significantly the Company's GeoSafari line of products. In order to compensate Mr. Cutler for his electronic engineering and designing services and in exchange for his assignment of any and all of his patent rights to the Company products developed by him (including the patents to the GeoSafari game board and teaching apparatus), Mr. Cutler and the Company entered into a Royalty Agreement, dated May 12, 1993 and expiring December 31, 2010. Under the terms of the Royalty Agreement, the Company is required to pay a royalty equal to 1% of the Company's net sales of certain products. Effective January 1, 1994, royalty payments are capped at $150,000 annually. The Company guaranteed annual royalties of $150,000 per year for calendar years 1994 and 1995. Total royalty payments for the years ended December 31, 1996, 1995 and 1994 totaled $99,120, $150,000 and $112,500, respectively. The May 12, 1993 Royalty Agreement superseded a number of prior agreements between the Company and Stanley Cutler as to royalties for products developed with his assistance. The Company believes that the terms of the Royalty Agreement with Stanley Cutler are at least as favorable as those that would have been available to the Company in a third-party transaction. Stanley Cutler also provides certain consulting services relating to the Company's new product development activities. Beginning in 1996, compensation for said services is at an annual amount of $50,000; however, payments for said services commenced in 1997.

    The Company pays the premiums on certain life insurance policies on the lives of Diana P. Cutler and Burton Cutler providing aggregate death protection on a second-to-die basis of approximately $4.2 million. Beneficiaries of such policies are determined by Mr. and Mrs. Cutler. Payments with respect to the policies on the life of Mr. Cutler and Mrs. Cutler totaled $75,312, $60,144 and $75,312 in 1996, 1995, and 1994, respectively. Upon the payment of benefits under any such policy, the Company will be reimbursed for the premiums paid by the Company on such policies, with the remainder to be paid to the beneficiaries of the policies.

    In 1996, Burton Cutler was paid $63,663 for services as a part-time employee of the Company until his resignation as an employee in June 1996.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

    The Compensation Committee reviews the performance of the Chief Executive Officer of the Company, makes recommendations to the Board of Directors as to the compensation of the Chief

Executive Officer and the executive officers of the Company and reviews the compensation programs for other key employees, including salary and cash bonus levels, and stock option awards under the Stock Awards Plan.

    COMPENSATION POLICIES AND PHILOSOPHY. The Company's executive compensation policies are designed to attract, retain and reward executive officers who contribute to the Company's success, to provide economic incentives for executive officers to achieve the Company's business objectives by linking the executive officers' compensation to the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to reward individual performance and to be cost effective from the standpoint of the Company's shareholders. The Company uses a combination of base salary, cash bonuses and stock option awards to achieve the aforementioned objectives.

    In carrying out these objectives, the Compensation Committee considers a number of factors which include the types of compensation paid to executive officers in similar positions by comparable companies. In addition, the Compensation Committee evaluates corporate performance by looking at factors such as performance relative to business conditions, and the success of the Company in meeting its financial objectives. The Compensation Committee also reviews the individual performance of the Chief Executive Officer and, as appropriate, approves the recommendations of the Chief Executive Officer relating to the performance of other executive officers and their ability to perform their given tasks, knowledge of their jobs, and their ability to work with others toward the achievement of the Company's goals.

    COMPONENTS OF COMPENSATION. Executive officer salaries are established in relation to a range of salaries for comparable positions among other companies of comparable size and complexity based on information generated in the process of the Company's recruiting and human resources activities, with the exception of the Chief Executive Officer's salary which is set in relationship to the top three executive officers reporting to the Chief Executive Officer. The Company seeks to pay its executive officers salaries that are commensurate with the qualifications, duties and responsibilities and that are competitive in the marketplace. In making its annual salary recommendations, the Compensation Committee looks at the Company's financial position and performance and the overall contribution of the executive officers as a group during the prior fiscal year in helping to meet the Company's financial and business objectives. The Compensation Committee recommends and approves the Chief Executive Officer's annual salary and makes recommendations on a range of salary changes for other executive officers as a group.

    Executive officer annual cash bonuses are used to provide executive officers with financial incentives to meet annual performance targets of the Company or its operating divisions. Performance targets and bonus recommendations for executives other than principal executive officers are proposed by the management of the Company's principal operating departments, reviewed and, when appropriate, revised by the Compensation Committee and approved by the Board of Directors.

    The Compensation Committee believes that equity ownership by executive officers provides incentives to build shareholder value and align the interests of executive offers with the shareholders. The Compensation Committee typically recommends stock option grants on an annual basis to the executive officers and other key employees under the Awards Plan, subject to applicable vesting periods. The Compensation Committee believes that these grants provide incentives for executive officers to remain with the Company. Stock options generally have value only if the price of the Company's common stock increases over the exercise or grant price. The size of the option grants is usually based upon factors such as comparable equity compensation offered by other companies, the seniority of the executive officer and the contribution that the executive officer is expected to make to the Company. In determining the size of the periodic grants, the Compensation Committee also considers prior grants to the executive officer and his or her expected contributions during the succeeding fiscal year.

    COMPENSATION OF THE PRINCIPAL EXECUTIVE OFFICER. The Compensation Committee reviews the performance of the principal executive officer of the Company, as well as other executive officers of the Company and its subsidiaries, annually. As the principal executive officer of the Company, Jay Cutler's compensation was determined on a consideration of the various factors discussed above, including the performance of the Company and the individual performance of Mr. Cutler.

                                          Respectfully submitted,

                                          Compensation Committee:

                                          Courtney V. Moe
                                          Gerald Bronstein
                                          Burton Cutler

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Nasdaq U.S. Stock Market Index and a peer group of ten corporations in the same or similar line-of-business as the Company for the period of from the date of effectiveness of the Company's initial public offering (April 15, 1994) and ended December 31, 1996.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
  EDUCATIONAL INSIGHTS, INC. COMMON STOCK, NASDAQ U.S. STOCK MARKET INDEX AND
                    EDUCATIONAL INSIGHTS, INC. PEER GROUP**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             EDUCATIONAL INS   NASDAQ    PEER GROUP INDEX
04/15/1994           $100.00    $100.00            $100.00
12/31/1994             53.75      97.75              90.23
1995                   27.50     138.23              96.06
1996                   22.50     170.04             136.54

 * Assumes that the value of the investment in the Company's common stock and each index was $100 on April 15, 1994.

** Peer group consists of the following corporations selected by the Company in good faith: American Educational Products, Houghton Mifflin Co., Just Toys Inc., 4 Kids Entertainment, Inc. (formerly known as Leisure Concepts, Inc.), Lewis Galoob Toys, Inc., Ohio Art Co., Steck-Vaughn Publishing Corp., Tyco Toys, Inc., Waverly, Inc., and Golden Books Family Entertainment, Inc. (formerly known as Western Publishing Group, Inc.). Each of the component corporations of the peer group was weighted according to the respective corporation's stock market capitalization at the beginning of the period for which a return is indicated.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of Deloitte & Touche LLP serves the Company as its independent public accountants at the direction of the Board of Directors of the Company. One or more representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

    The Board of Directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent public accountants for the Company for fiscal year 1997. This matter is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent public accountants by the affirmative vote of a majority of the shares represented and voting at the Meeting.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16 of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

    Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the 1996 fiscal year its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements except that Mr. James B. Whitney, Vice President, Marketing, inadvertently failed to file a Form 4 to reflect his purchase of 2000 shares of common stock in December 1996.

                             SHAREHOLDER PROPOSALS

    Shareholders who wish to present proposals for action at the Meeting should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than January 16, 1998, for inclusion in next year's proxy statement and proxy card.

                         ANNUAL REPORT TO SHAREHOLDERS

    The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1996, including audited consolidated financial statements, has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                 OTHER MATTERS

    The Management of the Company does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their collective judgment.

                           ANNUAL REPORT ON FORM 10-K

    A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Educational Insights, Inc., 16941 Keegan Avenue, Carson, California 90746. If Exhibit copies are requested, a copying charge of $.30 per page will be made.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Jay Cutler

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Carson, California

May 23, 1997

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                   EDUCATIONAL INSIGHTS, INC.
                     16941 KEEGAN AVENUE
                    CARSON, CALIFORNIA 90746

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Burton Cutler and G. Reid Calcott as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated below, all the shares of common stock of Educational Insights, Inc. held of record by the undersigned on May 14, 1997, at the Annual Meeting of Shareholders to be held on June 27, 1997, or any adjournment thereof.

Please mark your votes as indicated in this example  /X/

                           FOR all nominees listed       WITHHOLD AUTHORITY
                           below (except as marked   to vote for all nominees
                            to the contrary below)          listed below

1. Election of Directors.        / /                           / /


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE BOX NEXT TO THE NOMINEE'S NAME BELOW):

/ / Burton Cutler       / / Gerald Bronstein       / / Jay Cutler
/ / Courtney V. Moe     / / G. Reid Calcott



                                                      FOR    AGAINST   ABSTAIN
2. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC    / /     / /        / /
   ACCOUNTANTS

3. In their discretion, the Proxies are authorized   / /     / /        / /
   to vote upon such other business as may properly come before the meeting

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


Dated: ________________________, 1997

_____________________________________
           Signature

_____________________________________
  (Signature if held jointly)

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE READ, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.